SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.__)

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Atara Biotherapeutics, Inc.

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ATARA BIOTHERAPEUTICS, INC.

611 Gateway Blvd., Suite 900

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 16, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Atara Biotherapeutics, Inc., a Delaware corporation. The meeting will be held on June 16, 2020 at 9:00 a.m. local time at our office located at 611 Gateway Boulevard, Suite 900, South San Francisco, CA 94080 for the following purposes:

1.	To elect our two nominees for director named in the accompanying Proxy Statement to hold office until the 2023 Annual Meeting of Stockholders;
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this notice;
3.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.  The record date for the Annual Meeting is April 17, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

We continue to monitor developments regarding the coronavirus (COVID-19). In the interest of the health and well-being of our stockholders, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we make this change, we will announce the decision to do so in advance and provide details on how to participate at investors.atarabio.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 16, 2020 at 9:00 a.m. local time at 611 Gateway Boulevard, Suite 900, South San Francisco, CA 94080. The proxy statement and Atara’s Annual Report on Form 10-K for the fiscal year 2019 are available electronically at www.proxyvote.com.

By Order of the Board of Directors

/s/ Pascal Touchon

Pascal Touchon

President and Chief Executive Officer

South San Francisco, California

April 22, 2020

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ATARA BIOTHERAPEUTICS, INC.

611 Gateway Blvd., Suite 900, South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), including any votes related to adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In this proxy statement, “we”, “us”, “our”, “Company” and “Atara” refer to Atara Biotherapeutics, Inc.

We intend to mail the Notice on or about April 24, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, after May 4, 2020.

How do I attend the Annual Meeting?

The meeting will be held on June 16, 2020 at 9:00 a.m. local time at our offices at 611 Gateway Boulevard, Suite 900, South San Francisco, CA 94080. Information on how to vote in person at the annual meeting is discussed below. We continue to monitor developments regarding the coronavirus (COVID-19). In the interest of the health and well-being of our stockholders, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we make this change, we will announce the decision to do so in advance and provide details on how to participate at investors.atarabio.com.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 17, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 58,952,045 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 17, 2020 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record for purposes of the Annual Meeting.  As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return a proxy card or vote by proxy, over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Organization

If on April 17, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the organization holding your account regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from this organization.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of two directors named in this Proxy Statement to hold office until the 2023 Annual Meeting of Stockholders;
•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and
•	Ratification of selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

What if another matter is properly brought before the Annual Meeting?

We currently know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may either vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the Annual Meeting and vote in person even if you have already submitted a proxy.

•	To vote in person, attend the Annual Meeting, at which we will give you a ballot upon request.
•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the Company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern time on June 15, 2020 to be counted.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern time on June 15, 2020 to be counted.

•

To vote by mail using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card before the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other similar organization, you should receive a Notice containing voting instructions from that organization rather than from Atara. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other similar organization. Follow the instructions from your broker, bank or other similar organization included with the proxy materials, or contact your broker, bank or other similar organization to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 17, 2020.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other similar organization how to vote your shares, the question of whether your nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter under the rules of various securities exchanges. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the applicable rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your nominee may not vote your shares on Proposals 1 and 2 without your instructions, but may vote your shares on Proposal 3, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the nominees for director; “For” the advisory approval of named executive officer compensation; and “For” ratification of selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. If any other matter is properly presented at the Annual Meeting, your proxyholder will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other similar organizations for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date;
•	you may grant a subsequent proxy by telephone or through the internet;
•	you may send a timely written notice that you are revoking your proxy to our Secretary at 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080; or
•	you may attend the Annual Meeting and vote in person.

Simply attending the Annual Meeting will not, by itself, revoke your proxy. Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other similar organization as a nominee or agent, you should follow the instructions provided by your broker, bank or other similar organization.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2020 to our Secretary at 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2021 Annual Meeting of Stockholders is held before May 17, 2021 or after July 16, 2021, then the deadline is a reasonable amount of time prior to the date we print and mail the Notice for the 2021 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in next year’s proxy materials, the proposal must be received by our Secretary not later than the close of business on March 18, 2021 nor earlier than the close of business on February 16, 2021; provided, however, that if our 2021 Annual Meeting of Stockholders is held before May 17, 2021 or after July 16, 2021, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other similar organization holding the shares as nominee as to how to vote on matters deemed to be “non-routine,” the nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Nominees receiving the most “For” votes	None	None
2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None
3	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not Applicable(1)

(1)

This proposal is considered to be a “routine” matter under applicable rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 58,952,045 shares outstanding and entitled to vote. Thus, the holders of 29,476,023 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. There are two directors in the class whose term of office expires in 2020. Each of the nominees listed below is currently a member of our Board who has been recommended for reelection by the Nominating and Corporate Governance Committee and nominated for reelection by the Board. If elected at the Annual Meeting, each of these nominees would serve until the 2023 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. All of our directors other than Beth Seidenberg attended the 2019 Annual Meeting of Stockholders either in person or telephonically.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. This means that the two nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2023 Annual Meeting

Pascal Touchon, D.V.M., 57, has served as our President and Chief Executive Officer and a member of the Board since June 2019.  Prior to joining the Company, Dr. Touchon has served in roles of increasing responsibility at Novartis Oncology, a business unit of Novartis International AG, a global pharmaceutical company, since August 2015, most recently as Global Head Cell & Gene Therapies Oncology and a member of the Oncology Executive Committee. Previously, Dr. Touchon was Global Head Strategy, Business Development & Licensing, Oncology and a member of the Oncology Executive Committee. Prior to joining Novartis Oncology, Dr. Touchon spent nearly thirty years in the pharmaceutical industry in various companies, countries and leadership roles, most recently with Servier SAS, a privately owned French pharmaceutical company, as Senior Executive Vice President, member of the company Executive Committee and Head of Business Development and Licensing. Dr. Touchon holds a Doctorate in Veterinary Medicine from Paul Sabatier University (Toulouse, France), a Diplôme d’Etudes Supérieures Spécialisées (DESS) in Management from Institut d’Administration des Entreprises (Toulouse, France) and an MBA from INSEAD (Fontainebleau, France). We believe that Dr. Touchon is qualified to serve on our Board due to his role as our President and Chief Executive Officer, his extensive experience in the pharmaceuticals industry and his leadership and management experience.

Carol Gallagher, Pharm.D., 55, has served as a member of the Board since January 2013. Since October 2014, Dr. Gallagher has served as a partner with New Enterprise Associates, a venture capital firm. Prior to joining New Enterprise Associates, Dr. Gallagher served as a venture partner with Frazier Healthcare, a venture capital firm, from October 2013 to September 2014. Dr. Gallagher served as the President and Chief Executive Officer of Calistoga Pharmaceuticals, a biopharmaceutical company, from 2008 to 2011, when the company was acquired by Gilead Sciences. From 2007 to 2008, Dr. Gallagher was the President and Chief Executive Officer of Metastatix, Inc., a biopharmaceutical company. Prior to that time starting in 1989, she served in various roles at pharmaceutical companies Eli Lilly, Amgen, Agouron Pharmaceuticals, Pfizer, Biogen Idec Pharmaceuticals, CancerVax and Anadys Pharmaceuticals. Dr. Gallagher attended Vanderbilt University and received B.S. and Doctor of Pharmacy degrees from the University of Kentucky. Dr. Gallagher served as a member of the board of directors of Anaptys Bio Inc., a biotechnology company from 2011 until 2018.  She currently serves as Chairman of Millendo, a biotechnology company, where she has served as a member of the board of directors since 2012.  She joined the board of directors at Turning Point Therapeutics, a biotechnology company in 2019. We believe that Dr. Gallagher is qualified to serve on our Board due to her extensive experience in the pharmaceuticals industry, her leadership and management experience, and her service as a director of other biopharmaceutical companies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2021 Annual Meeting

Eric L. Dobmeier, 51, has served as a member of the Board since March 2015. Mr. Dobmeier has served as President and Chief Executive Officer of Chinook Therapeutics, Inc., a biotechnology company, since April 2019. From January 2018 to June 2018, Mr. Dobmeier was President and Chief Executive Officer of Silverback Therapeutics, Inc., a biotechnology company. Previously, he was at Seattle Genetics, Inc., a biotechnology company, where he held positions of increasing responsibility for more than 15 years, most recently as Chief Operating Officer from June 2011 to December 2017. Prior to joining Seattle Genetics, Mr. Dobmeier was an attorney with the law firms of Venture Law Group and Heller Ehrman LLP, where he represented technology companies in connection with public and private financings, mergers and acquisitions and corporate partnering transactions. Mr. Dobmeier served on the board of directors of Stemline Therapeutics from 2012 to 2018, and served on the board of directors of Versartis from 2017 to 2018. He currently serves on the board of directors of Adaptive Biotechnologies, where he has served as a director since 2016. Mr. Dobmeier received a J.D. from the University of California, Berkeley School of Law and an A.B. in History from Princeton University. We believe that Mr. Dobmeier’s legal, business development and operating experience, years of senior management experience at a public biotechnology company and his service as a director of other biopharmaceutical companies provide him with the qualifications and skills to serve as a director of our company.

William K. Heiden, 60, has served as a member of the Board since November 2015. Mr. Heiden has served as the President and Chief Executive Officer, and as a member of the board of directors, of AMAG Pharmaceuticals, Inc., a pharmaceutical company, since May 2012. Prior to joining AMAG Pharmaceuticals, Mr. Heiden served as President and Chief Executive Officer of GTC Biotherapeutics, Inc. (now known as rEVO Biologics, Inc.), a biotherapeutics company, starting in June 2010. From September 2004 until December 2008, Mr. Heiden served as President and Chief Executive Officer of Elixir Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Elixir Pharmaceuticals, Mr. Heiden served as President and Chief Operating Officer of Praecis Pharmaceuticals Incorporated (which was acquired by GlaxoSmithKline), from 2002 to 2004. From 1987 to 2002, Mr. Heiden progressed through various positions of increasing responsibility at Schering-Plough Corporation (which was acquired by Merck & Co.), including managing a number of businesses in the United States, Europe and Canada. Mr. Heiden holds an M.B.A. from Cornell University’s Johnson Graduate School of Management, a M.I.M. degree from the University of Louvain and a B.A. degree from the University of Florida. We believe that Mr. Heiden’s extensive experience as a pharmaceutical and biotechnology executive provide him with the qualifications and skills to serve as a director of our company.

Beth Seidenberg, M.D., 63, has served as a member of the Board since our founding in August 2012. Dr. Seidenberg is the managing director of Westlake Village BioPartners, a venture capital firm that focused on life sciences that she founded in September 2018. Dr. Seidenberg is also a General Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, where she has primarily focused on life sciences investing since May 2005. Dr. Seidenberg was previously the Senior Vice President, Head of Global Development and Chief Medical Officer at Amgen, Inc., a biotechnology company. In addition, Dr. Seidenberg was a senior executive in research and development at Bristol Myers Squibb Company, a biopharmaceutical company, and Merck. Dr. Seidenberg received a B.S. from Barnard College and an M.D. from the University of Miami School of Medicine and completed her post-graduate training at The Johns Hopkins University, George Washington University and the National Institutes of Health. Dr. Seidenberg has served on the board of directors of Epizyme, Inc. since 2008 and Progyny, Inc since 2010. Dr. Seidenberg formerly served on the board of TESARO from 2011 to 2018, and on the board of ARMO BioScience from 2012 to 2018. We believe that Dr. Seidenberg’s extensive experience in the life sciences industry as a senior executive and venture capitalist, as well as her training as a physician, provide her with the qualifications and skills to serve as a director of our company.

Directors Continuing in Office Until the 2022 Annual Meeting

Matthew K. Fust, 55, is a board member and advisor to life sciences companies. He has served as a member of the Board since March 2014. Mr. Fust has served on the board of directors of Crinetics Pharmaceuticals, Inc. since February 2018, Dermira, Inc. from April 2014 through its acquisition by Eli Lilly and Company in February 2020, MacroGenics, Inc. since March 2014 and Ultragenyx Pharmaceutical, Inc. since January 2014. Mr. Fust formerly served of the board of directors of Sunesis Pharmaceutical, Inc., from 2005 to 2017. Mr. Fust was previously Executive Vice President and Chief Financial Officer of Onyx Pharmaceuticals, Inc., a biopharmaceutical company, from January 2009 through its acquisition by Amgen in October 2013. Mr. Fust continued as an employee of Amgen until January 2014. From May 2003 to December 2008, Mr. Fust served as Chief Financial Officer at Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company. From 2002 to 2003, Mr. Fust served as Chief Financial Officer at Perlegen Sciences, a biopharmaceutical company. Previously, he was

Senior Vice President and Chief Financial Officer at ALZA Corporation, a pharmaceutical company, where he was an executive from 1996 until 2002. From 1991 until 1996, Mr. Fust was a manager in the healthcare strategy practice at Andersen Consulting. Mr. Fust received a B.A. from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Fust is qualified to serve on our Board due to his extensive experience as a chief financial officer in the life sciences industry, his leadership and management experience, and his service as a director of other biopharmaceutical companies.

Roy Baynes, M.D., Ph.D., 65, has served as a member of the Board since September 2018. Dr. Baynes has served as Senior Vice President and Head of Global Clinical Development at Merck Research Laboratories, the research division of Merck and Co., Inc., since December 2013 and as Chief Medical Officer of Merck and Co, Inc., a global healthcare company, since July 2016. Prior to his roles at Merck, Dr. Baynes served as Senior Vice President of Oncology, Inflammation and Respiratory Therapeutics at Gilead Sciences, Inc., a biopharmaceutical company, from January 2012 to December 2013. Prior to Gilead, Dr. Baynes held positions of increasing responsibility at Amgen Inc., a biotechnology company, from August 2002 to January 2012, most recently as Vice President of Global Clinical Development and Therapeutic Area Head for Hematology/Oncology.

Before joining Amgen, Dr. Baynes was the Charles Martin Professor of Cancer Research at the Barbara Ann Karmanos Cancer Institute, a National Cancer Institute-designated Comprehensive Cancer Center, at Wayne State University. Dr. Baynes serves on the board of directors of Natera, Inc. and Retrophin, Inc. Dr. Baynes has authored more than 150 publications and is a member or fellow of several international medical societies. Dr. Baynes received his medical degree and doctorate in philosophy from the University of the Witwatersrand in South Africa and completed his medical training in the Department of Hematology and Oncology at Johannesburg Hospital. We believe that Dr. Baynes is qualified to serve on our Board due to his extensive executive experience in the life sciences industry, his leadership and management experience, and his service as a director of other biopharmaceutical companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

Generally, under the listing requirements and rules of The Nasdaq Stock Market (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors. The Board has undertaken a review of its composition, the composition of its committees and the independence of each director. The Board has determined that, other than Dr. Touchon, by virtue of his position as President and Chief Executive Officer, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the listing requirements and rules of Nasdaq. Accordingly, a majority of the members of the Board is independent, as required under applicable Nasdaq rules. In making this determination, the Board considered the current and prior relationships that each non-employee director has with Atara and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure and Lead Independent Director

In May 2019, Dr. Ciechanover stepped down from his role as Chief Executive Officer, President and chairman of the Board, and Dr. Touchon was appointed as our President and Chief Executive Officer.  We do not currently have a chair of the Board.  Our corporate governance guidelines provide that one of our independent directors may serve as lead independent director at any time when an independent director is not serving as the chair of the Board. Accordingly, the Board has appointed Dr. Gallagher to serve as the Board’s lead independent director.  As lead independent director, Dr. Gallagher establishes the agenda for regular Board meetings, presides over Board meetings, presides over periodic meetings of the Board’s independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as the Board may otherwise determine and delegate.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Atara. The Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies designed to mitigate risks identified. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Audit Committee meets with management at least annually to review corporate risk management and plans to mitigate risks, including insurance coverage. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board met eight times during 2019. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served held during the portion of the last fiscal year for which they were a director or committee member. In addition, in 2019, our non-management directors met four times in regularly scheduled executive sessions at which only non-management directors were present. Dr. Ciechanover served as chair for Board meetings while he was a member of the Board and Dr. Gallagher, as our lead independent director, presided over the executive sessions.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees in 2019:

Name	Audit	Compensation	Nominating and Corporate Governance
Pascal Touchon, D.V.M.
Roy Baynes, M.D., Ph.D.		X(1)
Eric L. Dobmeier	X	X*
Matthew K. Fust	X*		X
Carol Gallagher, Pharm.D.		X	X
William K. Heiden	X
Beth Seidenberg, M.D.			X*
Isaac E. Ciechanover, M.D. (3)
Joel S. Marcus		X*(2)
Total meetings in 2019	4	4	2

*	Committee Chair.
(1)	In April 2019, Dr. Baynes joined the Compensation Committee.
(2)	In March 2019, Mr. Marcus left the Board.
(3)	In May 2019, Dr. Ciechanover left the Board.

Audit Committee

The Board has determined that each member of the Audit Committee is independent under Nasdaq listing standards and Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Fust is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the Audit Committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;
•	monitoring the rotation of partners on the engagement team of our independent registered public accounting firm;

•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;
•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	assessing our financial risks and management of those risks;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters; and
•	reviewing and evaluating, at least annually, the performance of the Audit Committee and the adequacy of its charter.

The Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Matthew K. Fust

Eric L. Dobmeier

William Heiden

Compensation Committee

The Board has determined that each member of the Compensation Committee is independent under Nasdaq listing standards and Rule 10c-1 promulgated under the Exchange Act, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.  The primary functions of this committee include:

•

determining the compensation and other terms of employment of our Chief Executive Officer and other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	determining the compensation of our non-employee directors;
•

evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for Atara, as well as reviewing and recommending to the Board the adoption, modification or termination of our plans and programs;

•	establishing policies with respect to equity compensation arrangements;
•

reviewing with management any required disclosures under the caption “Compensation Discussion and Analysis” and recommending to the Board its inclusion in our periodic reports to be filed with the SEC;

•	periodically review with the Chief Executive Officer the plans for succession for the Company’s executive officers; and
•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

[1]

The material in this report is not “soliciting material,” is being furnished and shall not be deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Atara under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.

Compensation Committee Processes and Procedures

The Compensation Committee met four times during 2019. The agenda for each meeting is usually developed by the Secretary and Chief Executive Officer in consultation with the Chairman of the Compensation Committee and our outside compensation consultants, if applicable. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not and will not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee (other than in-house legal counsel and certain other types of advisors), only after assessing their independence in accordance with, and to the extent required by, applicable law and the listing requirements of Nasdaq; however, there is no requirement that any advisor be independent.

During 2019, the Compensation Committee engaged the Radford advisory team of the Rewards Solution practice at Aon (“Radford”) as independent compensation consultant. After considering all of the factors required by applicable Nasdaq rules, the Compensation Committee was satisfied with Radford’s independence and requested that Radford evaluate and help us refine our employee and non-employee director compensation strategies and practices. As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. With respect to the compensation of the Chief Executive Officer, Radford developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford, the Compensation Committee considered the recommendations in addition to corporate performance and approved the recommendations subject to certain modifications deemed appropriate by the Compensation Committee. With respect to the executive officers, the Chief Executive Officer in consultation with Radford developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with the Chief Executive Officer and with Radford, the Compensation Committee considered the recommendations in addition to corporate and individual performance and approved the recommendations subject to certain modifications deemed appropriate by the Compensation Committee.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, risks created by that strategy and new trends, retention concerns and plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee with feedback from the Board as well as the executives, which determines any adjustments to Chief Executive Officer’s compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials that it deems relevant. These materials may include financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current compensation levels across our Company and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at the comparative group of companies (with such group of companies developed by Radford and agreed upon by the Compensation Committee).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.2

Eric L. Dobmeier

Roy Baynes

Carol S. Gallagher

Nominating and Corporate Governance Committee

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing standards. The primary functions of this committee include:

•	periodically reviewing and evaluating director performance on the Board and its committees, and recommending to the Board and management areas for improvement;
•	interviewing, evaluating, nominating and recommending individuals for membership on the Board and its committees;
•	reviewing and recommending to the Board any amendments to our corporate governance policies; and
•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee has authority to engage advisors or consultants (including legal counsel and search firms), as it deems appropriate to carry out its responsibilities. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In evaluating director nominee candidates, the Nominating and Corporate Governance Committee typically also considers factors such as: possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in their field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders and other factors is deems appropriate given then-current needs of the Board and Atara, to maintain a balance of knowledge, experience and capability. However, the Nominating and Corporate Governance Committee retains the right to modify the above qualifications from time to time.

The Board believes that diversity of viewpoints, background, experience and other characteristics, such as race, gender, ethnicity, sexual orientation, culture and nationality, are an important part of its makeup, and the Nominating and Corporate Governance Committee and the Board actively seek these characteristics in identifying director candidates.

[2]

The material in this report is not “soliciting material,” is being furnished and shall not be deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Atara under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. The Nominating and Corporate Governance Committee also determines whether a nominee is independent for Nasdaq purposes based upon Nasdaq listing standards, SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of potential director candidates. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and ultimately recommend director nominees to the Board.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Atara during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080 not less than six months prior to any meeting at which directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at http://investors.atarabio.com/corporate-governance. Any interested person may also communicate directly with the presiding lead director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on our website at http://investors.atarabio.com/contact-board.

Code of Conduct

The Board has adopted a code of conduct that applies to all of our corporate employees, officers and directors, including those officers and employees responsible for financial reporting. Our code of conduct is available on our website at http://investors.atarabio.com/corporate-governance. We intend to disclose any amendments to this policy, or any waivers of its requirements, on our website or in public filings to the extent required by applicable SEC rules or exchange requirements.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines also formalize the Board’s belief that a diversity of viewpoints, background, experience and other characteristics, such as race, gender, ethnicity, sexual orientation, culture and nationality, are an important part of its makeup, and that it actively seeks these characteristics in identifying director candidates.

Our Corporate Governance Guidelines are available on our website at http://investors.atarabio.com/corporate-governance.

Hedging Policy

The Company’s policies prohibit all employees (including executive officers) and directors from engaging in short sales, transactions in put or call options, hedging transactions or similar inherently speculative transactions with respect to our stock at any time.

PROPOSAL 2

Advisory Vote on Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to meet two objectives: (i) to attract and retain talented and skilled executives by paying for performance, and (ii) to align compensation of our executives with our stockholders through an appropriate mix of short-term and long-term compensation. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to the Board and the Compensation Committee, and accordingly the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2021 Annual Meeting of Stockholders.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche has audited our financial statements since our inception in 2012. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Atara and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for 2019 and 2018 by Deloitte & Touche.

	Fiscal Year Ended December 31,
	2019	2018
	(in thousands)
Audit fees(1)	$1,041	$950
Audit-related fees	-	-
Tax fees	-	-
All other fees(2)	-	42
Total fees	$1,041	$992

(1)

Audit fees. Audit fees consist of fees for services rendered in connection with the audits of our annual financial statements and reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, and the issuance of comfort letters and consents.

(2)	All other fees. All other fees include those for facilitating a workshop about product delivery and a subscription fee to an online accounting research tool.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Deloitte & Touche. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2020, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors and nominees for director, if any; and
•	all of our current executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Atara Biotherapeutics, Inc., 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Holders:
Entities managed by The Baupost Group(2)	8,308,900	14.1%
Redmile Group, LLC(3)	5,494,109	9.3%
Maverick Capital, Ltd.(4)	4,958,431	8.4%
Entities affiliated with Blackrock, Inc.(5)	4,580,414	7.8%
The Vanguard Group(6)	3,681,701	6.2%
Camber Capital Management LP(7)	2,950,000	5.0%
Bridger Management, LLC(8)	2,932,865	5.0%

Directors and Named Executive Officers:
Pascal Touchon, D.V.M.(9)	37,132	*
Utpal Koppikar(10)	74,234	*
Joseph Newell(11)	107,182	*
Isaac E. Ciechanover, M.D.(12)	359,729	*
Dietmar Berger, M.D., Ph.D.	-	*
Mina Kim(13)	74,776	*
Roy Baynes, M.D., Ph.D.(14)	5,499	*
Eric Dobmeier(15)	83,500	*
Matthew K. Fust(16)	76,854	*
Carol Gallagher, Pharm.D.(17)	143,818	*
William K. Heiden(18)	66,500	*
Beth Seidenberg, M.D.(19)	1,959,733	3.3%

All Executive Officers and Directors as a Group (11 persons)(20)	2,554,452	4.3%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)

This table is based upon information supplied by officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 58,939,545 shares outstanding on March 31, 2020, adjusted as required by rules promulgated by the SEC. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2020, or issuable upon settlement of restricted stock units within 60 days of March 31, 2020, is deemed to be outstanding for computing the percentage ownership of the person holding these options or restricted stock units and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

(2)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 13, 2020. The Schedule 13G/A provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 31, 2020. The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were purchased, and in such capacity has voting and investment power with respect to such securities. None of the investment limited partnerships owns greater than 5% of any class of voting securities. Baupost Group GP, L.L.C. (“BG GP”) is the manager of Baupost, and Mr. Seth A. Klarman is the sole owner and managing member of BG GP. Mr. Klarman and BG GP disclaim beneficial ownership of the securities. The principal business address for Baupost, BG GP, Mr. Klarman and the investment limited partnerships is 10 St. James Avenue, Suite 1700, Boston, MA 02116.

(3)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 14, 2020. The Schedule 13G/A provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 31, 2020. Redmile Group, LLC (“Redmile”) and Jeremy C. Green’s beneficial ownership of the shares is through certain private investment vehicles and/or separately managed accounts managed by Redmile, which may be deemed beneficially owned by Redmile as investment manager of such private investment vehicles and/or separately managed accounts. The reported securities may also be deemed beneficially owned by Mr. Green as the principal of Redmile. Redmile and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address for Redmile is One Letterman Drive, Bldg D, Ste D3-300, San Francisco, CA 94129.

(4)

The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on February 14, 2020. The Schedule 13G provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 31, 2020. Maverick Capital, Ltd. (“Maverick Capital”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of such shares through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC. Andrew H. Warford serves as the Chairman of the Stock Committee of Maverick Capital. The address for Maverick Capital is 1900 N. Pearl Street, 20th Floor Dallas, TX 75201.

(5)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 5, 2020. The Schedule 13G/A provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 31, 2020. Includes shares owned by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited and BlackRock Fund Advisors. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.

(6)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 12, 2020. The Schedule 13G/A provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 31, 2020. Includes 83,356 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. (“Vanguard”) and 4,597 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on July 29, 2019. The Schedule 13G provides information as of July 19, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between July 19, 2019 and March 31, 2020. Camber Capital Management LP and Stephen DuBois are the owners of record of the Common Stock reported herein.  The address for Camber Capital Management LP is 101 Huntington Avenue, Suite 2101, Boston, MA 02199.

(8)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 14, 2020. The Schedule 13G/A provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 31, 2020. Bridger Healthcare, Ltd., Swiftcurrent Partners, L.P., and Swiftcurrent Offshore Master, Ltd. are the owners of record of the Common Stock reported herein. Bridger Management LLC is the investment adviser to Bridger Healthcare, Ltd., Swiftcurrent Partners, L.P., and Swiftcurrent Offshore Master, Ltd. Robert Mignone is the manager of Bridger Management, LLC. Bridger Management, LLC's address is 90 Park Avenue, 40th Floor, New York, NY 10016.

(9)	Consists of 17,674 shares held directly by Dr. Touchon and 19,458 shares pursuant to options exercisable and restricted stock units (“RSUs”) expected to vest within 60 days of March 31, 2020.

(10)	Consists of 20,381 shares held directly by Mr. Koppikar and 53,853 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2020.
(11)	Consists of 14,266 shares held directly by Mr. Newell and 92,916 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2020.
(12)	Shares held by the Isaac E. Ciechanover and Allison M. Ciechanover Family Trust dated 8/8/08.
(13)	Consists of 17,029 shares held directly by Ms. Kim and 57,747 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2020.
(14)	Consists of 5,499 shares pursuant to options exercisable within 60 days of March 31, 2020.
(15)	Consists of 16,000 shares held directly by Mr. Dobmeier and 67,500 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2020.
(16)	Consists of 21,854 shares held directly by Mr. Fust and 55,000 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2020.
(17)	Consists of 88,818 shares held directly by Dr. Gallagher and 55,000 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2020.
(18)	Consists of 8,500 shares held directly by Mr. Heiden and 58,000 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2020.
(19)

Consists of 1,822,228 shares of common stock held by Kleiner Perkins Caufield & Byers XV, LLC (“KPCB XV”) and 54,422 shares of common stock held by KPCB XV Founders Fund, LLC (“KPCB XV FF”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. The managing member of KPCB XV and KPCB XV FF is KPCB XV Associates, LLC (“KPCB XV Associates”). Michael Abbott, L., John Doerr, William Gordon, Wen Hsieh, Randy Komisar, Matthew Murphy, Theodore Schlein and Dr. Seidenberg, the managing members of KPCB XV Associates, exercise shared voting and dispositive control over the shares held by KPCB XV. Dr. Seidenberg disclaims beneficial ownership of all shares held by KPCB XV except to the extent of her pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025. Also includes 15,189 shares held directly by Dr. Seidenberg, 394 shares held by irrevocable trusts, of which Dr. Seidenberg is trustee and 67,500 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2020.

(20)	Includes 474,726 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2020.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 22, 2020. Biographical information with regard to Dr. Touchon is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
Pascal Touchon, D.V.M.	57	President, Chief Executive Officer and Director
Utpal Koppikar	49	Chief Financial Officer
Joseph Newell	50	EVP and Chief Operations Officer
Kristin Yarema, Ph.D.	49	Chief Commercial Officer
Amar Murugan	45	SVP, General Counsel

Utpal Koppikar, 49, has served as our Chief Financial Officer since June 2018. Prior to joining Atara, from June 2011 to June 2018, Mr. Koppikar held several senior financial leadership positions at Gilead Sciences, including as Vice President of Corporate and Operations Finance, responsible for R&D, corporate, G&A, process development and manufacturing, and strategic sourcing. Prior to Gilead, from January 2001 to June 2011, he served in multiple finance roles of increasing responsibility at Amgen. Mr. Koppikar earned his B.S. in aerospace engineering at the University of Maryland and received a M.S. in aeronautical and astronautical engineering from Stanford University. He also holds an MBA in finance and marketing from The Anderson School at UCLA.

Joseph Newell, 50, has served as our EVP and Chief Operations Officer since February 2020.  From April 2017 to February 2020, Mr. Newell served as our EVP and Chief Technical Operations Officer. From July 2015 to April 2017, he was Vice President, North America Manufacturing at Alexion Pharmaceuticals, Inc., a publicly traded biotechnology company. From March 2008 to July 2015, Mr. Newell served various roles within Amgen, Inc., a publicly traded human therapeutics company, including as Executive Director and Plant Manager from August 2012 to September 2014 and Executive Director, Operations Strategic Planning from September 2014 to June 2015. He received a B.S. from California State Polytechnic University – Pomona.

Kristin Yarema, Ph.D., 49, has served as our Chief Commercial Officer since February 2020. From February 2013 to January 2020, Dr. Yarema held positions of increasing responsibility at Amgen Inc., most recently serving as Amgen’s Vice President & Therapeutic Area Head for Global Product Strategy & Commercial Innovation in Hematology and Oncology with global accountability for all hematology marketed and pipeline products, including a portfolio of innovative therapies for various hematological malignancies such as multiple myeloma, leukemia and lymphoma. From July 2007 to January 2013, she held numerous roles of increasing responsibility at Novartis AG. From September 2000 to June 2007, she held roles of increasing responsibility at McKinsey & Company. In addition, Dr. Yarema has served on the Board of Directors for the Celiac Disease Foundation, the U.S.-based patient advocacy group, since 2017. Dr. Yarema holds a Ph.D. in Chemical Engineering from University of California, Berkeley and her B.S. in Chemical Engineering and B.A. in English from Stanford University.

Amar Murugan, 45, has served as our Senior Vice President, General Counsel since April 2020.  From February 2013 to February 2020, Mr. Murugan held several senior legal leadership positions at Assertio Therapeutics, Inc., a specialty pharmaceutical company, including as Vice President, Legal Affairs from February 2013 to February 2016,  as Vice President, Legal and Deputy General Counsel from March 2016 to June 2018, and most recently as Senior Vice President and General Counsel from July 2018 to February 2020.  Prior to joining Assertio, he was a partner at the law firm of Baker Botts L.L.P., and prior to that, McDermott Will & Emery LLP. Mr. Murugan holds a B.S. from Georgetown University and a J.D. from University of California, Los Angeles.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ending December 31, 2019 for the individuals who served as our principal executive officer, principal financial officer certain other executive officers, referred to as our “named executive officers” for 2019:

Name	Position(s)
Pascal Touchon, D.V.M.	President and Chief Executive Officer
Utpal Koppikar	Chief Financial Officer
Joseph Newell	EVP and Chief Operations Officer
Isaac Ciechanover, M.D. (1)	Former President and Chief Executive Officer
Dietmar Berger, M.D., Ph.D. (2)	Former Global Head of Research & Development
Mina Kim (3)	Former SVP, Corporate Strategy and General Counsel

(1)	Dr. Ciechanover left the Company in May 2019.
(2)	Dr. Berger left the Company in May 2019.
(3)	Ms. Kim left the Company in November 2019.

Our philosophy in setting compensation policies for executive officers has two objectives: (i) to attract and retain talented and skilled executives by paying for performance and (ii) to align compensation of our executives with our stockholders through an appropriate mix of short-term and long-term compensation. Our Compensation Committee believes that our executive compensation program is appropriately designed and balanced and appropriately links compensation to both continuous and longer-term improvement in corporate performance.

2019 Say on Pay Results

We held a stockholder advisory vote on executive compensation in 2019, commonly referred to as a “say-on-pay vote,” which resulted in approval by over 99% of our stockholders voting on the advisory proposal. We take the views of our stockholders seriously, and view this vote result as an indication that the principles of our executive compensation program are supported by our stockholders. We also held a stockholder advisory vote on the frequency with which we should hold a stockholder advisory vote on executive compensation, and our stockholders indicated their approval of the Board recommendation that we solicit a say-on-pay vote on an annual basis. We have adopted a policy that is consistent with that preference and, accordingly, we are holding a say-on-pay vote at this annual meeting. A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2025.

Compensation Philosophy and Objectives

Our Compensation Committee believes that executive compensation should be directly linked to corporate performance and longer-term stockholder value. Our compensation program is consistently and meaningfully focused on pay for performance principles, and historically payouts have been both above or below target under our annual incentive plans to reflect Company performance. In determining compensation for executive officers, the Compensation Committee does not formulaically benchmark against any one specific reference point.  Instead, they consider a number of factors, including peer group survey data, tenure, role, responsibilities, performance and local competitive market practices and trends. Our Compensation Committee is focused on the following principles to guide decisions regarding executive compensation:

•

Competitive Total Compensation Package: We strive to offer a market-competitive compensation package that enables us to attract and retain highly qualified and high-performing executives. To ensure that our total compensation levels are competitive, our Compensation Committee, in consultation with independent advisors and senior management, reviews the compensation policies and practices of our peer companies.  The Compensation Committee also reviews the composition of the peer group to ensure that the peer group continues to accurately reflect comparable companies as our Company grows and evolves over time.

•

Pay For Performance: We structure our executive compensation program to reflect individual performance as well as achievement of our annual corporate goals and longer-term business strategies and objectives.  We achieve this balance by linking short-term and long-term cash and equity incentives to performance of corporate and individual performance goals and objectives.

•	Alignment with Stockholders: We use equity-based awards to align executive incentives with the creation of stockholder value.

•

Internal Parity, Flexibility and Simplicity: To the extent practicable, we design our compensation program to achieve the following: (i) internal parity for similarly-situated executives within the Company, (ii) flexibility that allows us to adapt to rapid changes in the competitive environment for executives in the biotech industry and (iii) simplicity in design that allows for straightforward and easy to understand communication to our employees, as well as ease of administration.

•

Avoidance of Excessive Perquisites: We generally intend to avoid the payment of excessive, unusual or unnecessary perquisites to executives, although from time-to-time we may offer certain perquisites that are common and appropriate for similarly situated executives of peer companies. In addition, we do not offer our executive team any substantially enhanced benefits or perquisites when compared with our overall employee population.

Elements of our Executive Compensation Program

The Compensation Committee has developed an executive compensation program that consists of the following: (i) base salary, (ii) short-term incentives in the form of an annual cash bonus opportunity, (iii) long-term incentives in the form of equity-based compensation (stock options and RSUs) and (iv) benefits. The relative mix of these components is generally weighted more towards incentive rather than fixed compensation and towards long-term incentive compensation compared to short-term incentive compensation. We believe this relative weighting towards long-term equity-based compensation ensures that the interests of our executives are aligned with those of our stockholders.

•

Base Salary: Base salaries are generally set at a level that provides fixed annual cash compensation that is competitive with base salary levels of similarly situated executives at our peer group companies. We believe this (i) allows us to recruit and retain qualified executives in a highly competitive market for talent and (ii) provides our executives with reasonable predictability regarding their basic annual compensation. Base salaries are reviewed annually as part of our annual review process. We consider individual performance as well as overall Company performance and will consider an upward adjustment to executive base salaries if performance merits such an adjustment.

•

Short-Term Incentives: Short-term incentives in the form of an annual cash bonus opportunity are intended to incentivize achievement of annual individual and corporate performance goals. That target bonus amount is generally set at the beginning of each year or in an executive’s employment agreement for new employees. The target is generally a percentage of an executive’s base salary and is intended to be competitive with bonuses at peer companies. The actual amount paid is determined based on a mix of individual and corporate performance, with an increasing weighting towards corporate performance for the most senior executives. The Compensation Committee also retains flexibility to increase or decrease discretionary bonus amounts to reflect performance.

•

Long-Term Incentives:  We provide long-term incentives in the form of equity-based awards to align the interests of our executives with those of our stockholders and to provide our executives with a continuing ownership stake in our long-term success. Our executive compensation is generally most heavily weighted towards these long-term incentives with the proportion of compensation linked to long-term incentives increasing along with increasing levels of responsibility. Like the other components of compensation, we set long-term incentive compensation amounts to be competitive with peer companies and to reflect both individual and corporate performance. Annual awards are generally a combination of stock options and RSUs, divided equally based on value and are reviewed by the Compensation Committee as part of the annual performance review process. Equity awards are generally subject to four-year vesting: (i) RSU awards granted in 2019 and in prior years have four-year annual vesting, (ii) annual RSU awards granted in 2020 have four-year quarterly vesting, (iii) new hire RSU awards granted in 2020 vest 25% after one year and then quarterly thereafter over three years, (iv) annual stock option awards vest monthly and (v) new hire stock option awards vest 25% after one year and then pro rata monthly over 36 months.  In addition, in 2019, we granted RSUs to certain executives that vest in two equal installments over a two-year period.  In 2020, we granted RSUs to certain of our employees, including certain executives, that are subject to performance-based vesting that relates to the Company’s clinical programs.

•

Benefits: We seek to provide an overall benefits package that is competitive to that offered by our peer companies so that we do not lose talented candidates as a result of an inferior benefits package.

During the course of 2019, the Company experienced a changeover of the CEO as well as the departure of certain members of the executive team. Due to a declining stock price during 2019, the value of equity holdings significantly declined for each of our executives. Driven in part by the changeover of the CEO and the declining stock price, the Company provided additional equity compensation programs to align the Company around core business objectives and retention of staff.

Executive Compensation Decisions and Processes

The Compensation Committee oversees and approves all compensation arrangements for our executive officers, including our NEOs. While the Compensation Committee has numerous resources available to it, including input from our Board, CEO and independent consultants, ultimate decision-making authority rests with the Compensation Committee. The Compensation Committee retains discretion over base salaries, annual bonuses and equity compensation for executive officers and bases its decision on a careful review of performance as well as the competitive market environment.

The Compensation Committee typically meets at least four times per year, with additional meetings planned as necessary.  The Compensation Committee met four times in 2019. The agenda for each meeting is set by the Chair of the Compensation Committee, with consultation, as appropriate with our CEO, SVP, Human Resources and General Counsel. Members of management and advisors and consultants may be invited to participate in meetings, but the Compensation Committee meets regularly in executive session. Our CEO is often present and participates in discussions regarding compensation of our other executive officers. Executives, including our CEO, are not present during deliberations regarding their own performance or compensation.

Independent Compensation Consultants

The Compensation Committee has retained the services of Radford, a part of the Rewards Solutions practice at Aon plc, as an independent, external compensation consultant. Radford assists the Compensation Committee in its review of executive and director compensation practices, including the market competitiveness of compensation, executive compensation design, benchmarking with industry peers and other technical considerations including tax and accounting considerations. The Compensation Committee regularly evaluates the services Radford provides and has final authority to engage and terminate their services. Our Compensation Committee has assessed Radford’s independence consistent with Nasdaq listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Defining and Comparing Compensation to Peer Group

In May 2018, the Compensation Committee, using information provided by Radford, established a peer group of companies in the biotech industry based on a balance of factors:

•	Publicly traded U.S. companies with a focus on companies located in the San Francisco Bay Area or other biotech hubs;
•	Later stage (phase 3) pre-commercial biotech and pharmaceutical companies with drugs in late-stage development, as well as recently commercialized companies;
•	Companies with similar therapeutic focus;
•	Companies with comparable market capitalizations ($500 million to $5 billion); and
•	Companies with an employee headcount of 50 to 500.

Based on these factors, the following companies were removed from the peer group: Ardelyx, Bellicum, Celldex, ChemoCentryx, Concert, Five Prime, GlycoMimetics, Immune Design, and ZIOPHARM. Ignyta and Junto were also removed following the acquisitions of those companies. Additional companies which better fit the above described criteria were added to the peer group.

In December 2018, the Compensation Committee confirmed the peer group of companies that was established in May 2018 to be used as the basis for approving base salary adjustments, 2018 bonus payments, and annual equity awards in February 2019:

ACADIA Pharmaceuticals	Clovis Oncology	MacroGenics
Acceleron Pharma	Epizyme	Portola Pharmaceuticals
Aduro BioTech	FibroGen	Puma Biotechnology
Agios Pharmaceuticals	Global Blood Therapeutics	Sage Therapeutics
Aimmune Therapeutics	ImmunoGen	Spark Therapeutics
Amicus Therapeutics	Immunomedics	Xencor
Array BioPharma	Karyopharm Therapeutics

Radford provided the Compensation Committee a report in which Radford compared the overall compensation provided by the Company to each of our executive officers, including base salary, bonus opportunity and annual equity grants, against publicly available compensation information from the peer companies identified above. We believe the compensation practices of our peer group provided us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers for 2019 because of the shared developmental, organizational and market characteristics of the peer group. In January 2019, we were at approximately the 49th percentile in terms of market capitalization and the 42nd percentile in terms of the number of employees relative to the peer group.

The Compensation Committee did not target pay to fall at any particular percentile of the market data. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions, and compensation is adjusted based on individual performance. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below.

•	Company performance and existing business needs;
•	Each named executive officer’s individual performance, scope of job function, experience and the critical skill set of the named executive officer to the Company’s future performance;
•	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry;
•	A range of market data reference points, as described above under “Defining and Comparing Compensation to Peer Group;” and
•	Recommendations from consultants on compensation policy determinations for the executive officer group.

2019 Executive Compensation Determinations

2019 Base Salary

The following table shows the increase in annualized base salaries for our named executive officers between 2018 and 2019. The increase to Dr. Ciechanover’s salary, Mr. Newell’s salary, and Ms. Kim’s salary were determined based on their individual accomplishments and alignment with the Company’s peer group. Dr. Touchon joined the Company in 2019 and his salary was set in connection with the negotiation of his offer letter.  Dr. Ciechanover, Dr. Berger, and Ms. Kim all left the Company in 2019.

Name	Title	2018 Annual Base Salary ($)	2019 Annual Base Salary ($)	% Increase
Pascal Touchon, D.V.M. (1)	President and Chief Executive Officer	-	615,000	-
Utpal Koppikar	Chief Financial Officer	425,000	439,875	3.5
Joseph Newell	EVP and Chief Technical Operations Officer	365,000	390,000	6.8
Isaac Ciechanover, M.D. (2)	Former President and Chief Executive Officer	635,000	661,300	4.1
Dietmar Berger, M.D., Ph.D. (3)	Former Global Head of Research & Development	490,000	507,150	3.5
Mina Kim (4)	Former SVP, Corporate Strategy and General Counsel	375,000	419,000	11.7

(1)	Dr. Touchon joined the Company in June 2019.
(2)	Dr. Ciechanover left the Company in May 2019.
(3)	Dr. Berger left the Company in May 2019.
(4)	Ms. Kim left the Company in November 2019.

2019 Annual Cash Bonus

Annual Performance Goals

The Compensation Committee works with the executive team to develop goals with respect to the Company’s annual incentive compensation program and ultimately recommend a list of goals to the Board for approval. The Board reviews the strategic, operating and financial components of the goals and approves the goals as well as a weighting for each goal based on its relative importance. Our CEO and executive team provide updates to the Board through the course of the year on performance towards these goals. At the end of the year, our CEO presents the Compensation Committee with a proposed score based on the Company’s performance against the goals. After discussion and review, the Compensation Committee provides the Board with a recommendation on the overall corporate achievement score compared to the annual performance goals. This score is then used to establish the corporate portion of annual bonuses.

In addition, our CEO works with each executive officer to establish individual performance goals and objectives. Individual goals are evaluated in a more qualitative and subjective manner than the corporate goals, and executive officers are evaluated on overall achievement of individual goals as well as overall contribution to the Company’s corporate goals. This evaluation is done by our CEO who then recommends an individual bonus amount to the Compensation Committee for consideration and approval.

Annual Bonus Process

The Compensation Committee conducts an annual performance and compensation review for our executive officers, including our CEO. The Compensation Committee reviews base salary, annual bonus and equity-based compensation annually as part of this review. The review is typically conducted over a series of meetings beginning at the end of the year and as part of the Company’s broader annual performance review process. The annual corporate score which is determined as described above in “Annual Performance Goals” is used to determine the size of the Company-wide bonus pool. Our CEO receives a bonus based entirely on corporate performance since he has ultimate operational responsibility for corporate performance. Our other executives receive a bonus which is primarily linked to corporate performance (85%), with a smaller individual performance component (15%).  Per the terms of his executive employment agreement, the CEO’s 2019 bonus payment was calculated based on his target bonus applied to his annual base salary, as opposed to his actual base salary earned during 2019. The individual performance component of the bonus for these executive officers can be modified up to 125% or down to 0% dependent on performance in the prior year. In addition, the Compensation Committee retains flexibility to increase or decrease any and all compensation components to reflect performance.

Annual corporate goals for 2019 were approved by our Board in early 2019. Individual objectives for our executive officers for 2019 were proposed by our executive officers with review, input and confirmation from our CEO. For 2019, the Compensation Committee set the annual targets for our executive officers’ bonuses as a percent of base salary using a range of the 50th to 75th percentile compared to our peers.

In December 2019, the Compensation Committee and Board assessed our overall 2019 performance against the achievement of the corporate goals to determine a total percentage of achievement. The Compensation Committee completed its own review and then provided its recommendation to the full Board for review and approval. The Board considered the following general performance goals:

•

Preclinical and clinical development goals (70% weighting): These goals established target performance in our preclinical pipeline, as well as in each of our clinical programs, including certain patient enrollment targets in our clinical studies as well as a focus on moving product candidates through the regulatory review and approval process. These goals also include target performance for manufacturing and preparing for commercialization.

•

Corporate and financial goals (30% weighting): These goals set targets for appropriately funding our operations through equity financing and external collaborations, building infrastructure in preparation for commercialization, and building organizational capability and effectiveness by implementing a product and portfolio planning model and employee engagement efforts.

The Board reviewed performance against each individual goal and evaluated the relative importance of each of the goals. After this review was complete, the Board determined that some goals were not fully realized and others were achieved at a level of 100%. The Board then determined an overall percentage of achievement for all goals combined which was 83.75% for 2019.

Dr. Touchon’s individual annual performance goals are the same as the Company’s overall performance goals. Accordingly, Dr. Touchon’s was awarded 83.75% of his target bonus amount. For other named executive officers, 85% of their bonus is determined on the basis of overall Company performance and 15% of their bonus is based on individual performance. The individual performance component can range from 0% to 125% of annual salary. Based on the above scoring of the Company’s 2019 goals at 83.75% and as modified by individual performance, the Compensation Committee approved a 2019 performance bonus for each named executive officer as follows:

Name	2019 Target Bonus as % of Salary	2019 Target Bonus ($)	Corporate Score Modifier (Weighting 100% for CEO, 85% for other NEOs)	2019 Individual Modifier (Weighting 15% for NEOs other than CEO)	2019 Actual Bonus as a % of Salary	2019 Actual Bonus Paid ($)
Pascal Touchon, D.V.M.	65%	399,750	84%	---	54%	334,791
Utpal Koppikar	40%	175,950	84%	115%	35%	155,606
Joseph Newell	45%	175,500	84%	115%	40%	155,208
Isaac Ciechanover, M.D.(1)	65%	429,845	---	---	31%	202,557
Dietmar Berger, M.D., Ph.D.(2)	45%	228,218	---	---	---	---
Mina Kim(3)	40%	167,600	---	---	---	---

(1)

Dr. Ciechanover left the Company in May 2019 and, as part of the Ciechanover Transition Agreement, he received a pro-rated portion of his 2019 target cash bonus amount based on the number of days he was employed during 2019.

(2)	Dr. Berger left the Company in May 2019 and did not receive a bonus for 2019 performance.
(3)	Ms. Kim left the Company in November 2019 and did not receive a bonus for 2019 performance.

2019 Annual Equity Awards

The Company’s philosophy is to award a portion of each executive’s total annual equity grant to executives in the form of a mix of stock options and RSUs. In February 2019, the Compensation Committee reviewed proposed annual equity awards for our named executive officers based on the equity practices as reported in our approved peer group.  The table below sets forth all annual equity awards granted in 2019 to our named executive officers, as well as new hire equity awards where applicable. The values of the equity grants awarded to our named executive officers for 2019 are reflected in the Summary Compensation Table.

Name	Date of Grant	Type of Grant	Number of Options	Number of RSUs
Pascal Touchon, D.V.M.	June 24, 2019	New Hire	225,000	140,074
Utpal Koppikar	February 6, 2019	Annual	34,125	17,063
	March 26, 2019	Retention		10,000
Joseph Newell	February 6, 2019	Annual	35,000	17,500
	March 26, 2019	Retention		15,000
Dietmar Berger, M.D., Ph.D.	February 6, 2019	Annual	50,000	25,000
	March 26, 2019	Retention		15,000
Mina Kim	February 6, 2019	Annual	34,125	17,063
	March 26, 2019	Retention		10,000

Tax and Accounting Considerations

ASC 718. Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that we consider in determining the size and structure of our programs.

Section 162(m). Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1 million per officer in any year. In connection with recently-enacted tax reform legislation, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain “grandfathered” arrangements in place as of November 2, 2017. We will continue to monitor and review related guidance from the Internal Revenue Service as it becomes available, including the proposed regulations released by the Internal Revenue Service. In determining the form and amount of compensation for our named executive officers, our compensation committee may continue to consider all elements of the cost of such compensation. While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, our compensation committee may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Risk Analysis of Our Compensation Policies and Practices

The Compensation Committee has reviewed the Company’s compensation policies and practices, in consultation with Radford and outside Company counsel, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole.

CEO Pay Ratio Disclosure

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rule (the “Rule”), we are required to provide our stockholders with specified disclosure regarding the relationship of our Chief Executive Officer’s total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure. For 2019, the annual total compensation of our Chief Executive Officer, for purposes of this disclosure, was $6,932,981, and the compensation of our median employee was $210,488, resulting in a pay ratio of approximately 33:1.

The annual total compensation for our Chief Executive Officer in the pay ratio disclosure differs from the annual total compensation amount reflected in the Summary Compensation Table. Specifically, our Chief Executive Officer on the determination date, December 31, 2019, was Dr. Touchon, who has served the Company in that capacity since June 2019. Because Dr. Touchon served as Chief Executive Officer for less than the full year, we adjusted his annual total compensation for 2019, as reported in the Summary Compensation Table, to estimate the compensation that he reasonably would have received if he had served as Chief Executive Officer for all of 2019. For purposes of determining the pay ratio, as required by the Rule, the Company adjusted Dr. Touchon’s annual total compensation for 2019 to reflect his annualized base salary. Because Dr. Touchon joined from another company, his annual total compensation for 2019 included various awards and payments that were made to him in consideration of cash compensation and equity awards that he relinquished in departing from his former employer, as well as certain expenses that he incurred, to accept the Company’s offer of employment.  We annualized Dr. Touchon’s compensation as CEO for 2019 as follows:

Pay Component	Actual Value Disclosed in the Summary Compensation Table	Amount as Adjusted for Purposes of CEO Pay Ratio Disclosure	Reason for Adjustment
Salary	$319,327	$615,000	Full year salary as CEO
Bonus	$334,791	$334,791	No adjustment. Bonus awarded at 83.75% annual attainment
Stock Awards	$2,861,712	$2,861,712	No adjustment
Option Awards	$3,049,718	$3,049,718	No adjustment
All Other Compensation	$71,760	$71,760	No adjustment
Total Compensation	$6,637,308	$6,932,981

In accordance with SEC rules, we have identified the median employee as of December 31, 2019 by (i) aggregating for each applicable employee (a) annual base salary for salaried employees (or annual scheduled wages plus overtime for hourly employees), (b) the target incentive pay and/or commissions paid for fiscal year 2019, and (c) the estimated grant date fair value of any equity awards granted during fiscal year 2019, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees employed by us as of December 31, 2019, excluding the Chief Executive Officer, whether employed on a full-time, part-time or seasonal basis. In making this determination, we annualized the compensation of employees who were employed by the Company for less than the entire fiscal year. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of employees. To determine our total population of employees as of December 31, 2019, we included all full-time, part-time and seasonal employees. All amounts paid in currencies other than US Dollars were converted to US Dollars based on the applicable average annual exchange rates. We had an even number of employees (excluding the CEO) as of the date of this analysis, and two individuals were at the median.  As a result, we selected the individual who was not a new hire.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers listed below during the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		All Other Compensation ($)(4)	Total ($)
Pascal Touchon, D.V.M.(5)	2019	319,327	334,791	2,861,712		3,049,718		71,760	6,637,307
President & Chief Executive Officer

Utpal Koppikar(6)	2019	439,875	155,606	1,034,714		909,080		895	2,540,170
Chief Financial Officer	2018	240,289	189,771	1,903,500		1,886,325		398	4,220,282

Joseph Newell(7)	2019	390,000	155,208	1,240,675		932,390		895	2,719,167
EVP, Chief Technical Operations	2018	365,000	155,490	895,000		1,060,710		16,092	2,492,292
Officer	2017	258,750	191,946	153,000		1,038,123		173,979	1,815,798

Isaac Ciechanover M.D. (8)	2019	383,958	---	5,862,564	(9)	879,473	(10)	888,776	8,014,771
Former President & Chief	2018	607,136	440,086	2,327,000		2,757,846		689	6,132,757
Executive Officer	2017	562,380	320,503	2,483,250		---		689	3,366,822

Dietmar Berger, M.D., Ph.D.(11)	2019	246,104	---	1,529,200		1,331,985		137,773	3,245,062
Former Global Head of Research & Development	2018	320,385	427,767	2,102,500		2,121,337		451	4,972,439

Mina Kim(12)	2019	364,494	---	1,034,714		909,080		20,546	2,328,833
Former SVP, Corporate Strategy and General Counsel	2018	266,827	101,730	1,530,000		1,485,365		504	3,384,425

(1)	Amounts reported in this column for 2019 represent discretionary bonuses approved in February 2020 by our Board for fiscal year 2019, based on Company and individual performance.
(2)

The amounts in this column reflect the aggregate fair value of restricted stock units (“RSUs”) awarded during the year, computed at the measurement date in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)

The amounts in this column reflect the aggregate fair value of stock options granted during the year, computed at the measurement date in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(4)

Amounts reported in this column include the following: (a) life insurance premiums paid on behalf of the named executive officers, (b) in the case of Dr. Touchon, additional payments of $41,413 in relocation assistance and $30,000 in housing allowance in 2019, (c) in the case of Mr. Newell, additional payments of $15,403 in 2018 and $173,448 in 2017 for relocation assistance, (d) in the case of Dr. Ciechanover, a cash payment of $863,857 and COBRA premiums of $24,621 in connection with his leaving the Company in May 2019, (e) in the case of Dr. Berger, an additional payment of $137,500 in forgiveness of an obligation to repay a sign-on bonus, and (f) in the case of Ms. Kim, additional payments of $20,000 for consulting services provided following leaving the Company.

(5)	Dr. Touchon joined the Company in June 2019.
(6)	Mr. Koppikar joined the Company in June 2018.
(7)	Mr. Newell joined the Company in April 2017.
(8)	Dr. Ciechanover informed the Company of his decision to step down in January 2019 and left the Company in May 2019.
(9)

This amount represents the incremental fair value associated with the modifications in January and May 2019 of Dr. Ciechanover’s outstanding RSU awards to provide for accelerated vesting of such awards.

(10)

This amount represents the incremental fair value associated with the modifications in January and May 2019 of Dr. Ciechanover’s outstanding option awards to provide for accelerated vesting of such awards.

(11)	Dr. Berger joined the Company in May 2018 and left the Company in May 2019.
(12)	Ms. Kim joined the Company in April 2018 and left the Company in November 2019.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers for the fiscal year ended December 31, 2019:

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Award Type		Threshold ($)	Target ($)	Maximum ($)
(a)		(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Pascal Touchon, D.V.M.	New Hire Grant	June 24, 2019				140,074	225,000	20.43	5,911,429
	Annual Cash			399,750	(1)
Utpal Koppikar	Annual Grant	February 6, 2019				17,063	34,125	38.47	1,943,793
	Retention Grant	March 26, 2019				10,000
	Annual Cash			175,950	(2)
Joseph Newell	Annual Grant	February 6, 2019	---	---	---	17,500	35,000	38.47	2,173,065
	Retention Grant	March 26, 2019	---			15,000
	Annual Cash			175,500	(2)
Isaac Ciechanover, M.D.	Annual Cash		---	429,845	(1)
Dietmar Berger, M.D., Ph.D.	Annual Grant	February 6, 2019				25,000	50,000	38.47	2,861,185
	Retention Grant	March 26, 2019				15,000
	Annual Cash			228,218	(2)
Mina Kim	Annual Grant	February 6, 2019				17,063	34,125	38.47	1,943,793
	Retention Grant	March 26, 2019				10,000
	Annual Cash			167,600	(2)

(1)	100% of our Chief Executive Officer’s and Former Chief Executive Officer’s bonus is linked to corporate performance, which is not capped.
(2)	85% of this named executive officer’s bonus is linked to corporate performance, which is not capped, and 15% is linked to individual performance, which is capped at 125% of the target amount.

Outstanding Equity Awards as of December 31, 2019

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2019.

			Option Awards				Stock Awards
Name	Grant Date	Notes	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Pascal Touchon, D.V.M.	6/24/2019	(2)	---	---	---	---	27,574	454,144
	6/24/2019	(3)	---	---	---	---	112,500	1,852,875
	6/24/2019	(4)	---	225,000	20.43	6/23/2029	---	---
Utpal Koppikar	6/7/2018	(3)	---	---	---	---	33,750	555,863
	6/7/2018	(4)	28,125	46,875	42.30	6/6/2025	---	---
	2/6/2019	(5)	---	---	---	---	17,063	281,028
	2/6/2019	(6)	7,109	27,016	38.47	2/5/2029	---	---
	3/26/2019	(7)	---	---	---	---	10,000	164,700
Joseph Newell	4/3/2017	(8)	---	---	---	---	3,750	61,763
	4/3/2017	(9)	35,000	30,000	20.40	4/2/2024	---	---
	2/6/2018	(5)	---	---	---	---	18,750	308,813
	2/6/2018	(6)	22,917	27,083	35.80	2/5/2025	---	---
	2/6/2019	(5)	---	---	---	---	17,500	288,225
	2/6/2019	(6)	7,292	27,708	38.47	2/5/2029	---	---
	3/26/2019	(7)	---	---	---	---	15,000	247,050
Mina Kim	4/9/2018	(3)	---	---	---	---	31,875	524,981
	4/9/2018	(4)	29,167	40,833	36.00	4/8/2025	---	---
	2/6/2019	(5)	---	---	---	---	17,063	281,028
	2/6/2019	(6)	7,109	27,016	38.47	2/5/2029	---	---
	3/26/2019	(7)	---	---	---	---	10,000	164,700

(1)	Amounts reflect the value of RSUs, each with respect to one share of our common stock, as of December 31, 2019.
(2)

Represents RSUs issued as an inducement grant under Nasdaq Listing Rule 5635(c)(4) pursuant to our 2018 Inducement Plan, or the Inducement Plan. 100% of the shares subject to the RSUs vest upon completion of seven months of service, subject to continuous service.

(3)

Represents RSUs issued as an inducement grant under Nasdaq Listing Rule 5635(c)(4) pursuant to the Inducement Plan. 25% of the shares subject to the RSUs vest upon completion of one year of service, and on the same day for each year thereafter, subject to continuous service.

(4)

Represents options issued as an inducement grant under Nasdaq Listing Rule 5635(c)(4) pursuant to the Inducement Plan. 25% of the shares subject to the options vest upon completion of one year of service, and thereafter, an additional 1/48th of the total number of shares underlying the options vest each month, subject to continuous service RSUs.

(5)

Represents RSUs issued under the 2014 Equity Incentive Plan, or the 2014 EIP. 25% of the total number of shares underlying the RSUs vest annually measured from the grant date, subject to continuous service.

(6)	Represents options issued under the 2014 EIP. 1/48th of the total number shares underlying the options vest each month measured from the grant date, subject to continuous service.
(7)	Represents RSUs issued under the 2014 EIP. 50% of the total number of shares underlying the RSUs vest annually measured from the grant date, subject to continuous service.
(8)

Represents RSUs issued under the 2014 EIP. 25% of the total number shares underlying the RSUs vest upon completion of one year of service, and thereafter, an additional 25% of the total number of shares underlying the RSUs vest on the same day for each year thereafter, subject to continuous service.

(9)

Represents options issued under the 2014 EIP. 25% of the shares underlying the options vest upon completion of one year of service, and thereafter, an additional 1/48th of the total number of shares underlying the options vest each month, subject to continuous service.

Option Exercises and Stock Vested

The following table sets forth certain information concerning the option awards exercised and stock awards vested for our named executive officers in 2019.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Pascal Touchon, D.V.M.	---	---	---	---
Utpal Koppikar	---	---	11,250	248,480
Joseph Newell	7,500	127,904	8,125	317,388
Isaac Ciechanover, M.D.	155,000	443,680	269,234	7,493,998
Dietmar Berger, M.D., Ph.D.	---	---	12,500	418,250
Mina Kim	---	---	10,625	391,531

(1)	Represents intrinsic value, being the number of shares exercised multiplied by the difference between the exercise price and the Nasdaq closing price of our common stock on the date of exercise.
(2)	Represents intrinsic value, being the number of shares released multiplied by the Nasdaq closing price of our common stock on the date of release.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive, any special benefits under, any pension or defined benefit retirement plan sponsored by us during 2019.

Nonqualified Deferred Compensation

During 2019, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Contracts and Change in Control Arrangements

Pascal Touchon

We entered into an executive employment agreement with Dr. Touchon, our President and Chief Executive Officer, in May 2019 (the “Touchon Employment Agreement”) in connection with him joining the Company in June 2019. The Touchon Employment Agreement provides for an initial annual base salary of $615,000, a target annual bonus of up to 65% of his then current base salary, and does not pro-rate his 2019 bonus payment based on his hire date, but would be calculated based on his annual base salary.  This agreement also provides Dr. Touchon with a relocation reimbursement of up to $100,000 for his permanent relocation to the San Francisco Bay Area as well as a monthly housing allowance of $5,000 for up to six months of temporary housing rental payments in the San Francisco Bay Area. In addition, this agreement provides reimbursement by the Company for up to six personal, business class flights between San Francisco and Paris for Dr. Touchon and his spouse, on or prior to March 31, 2020. Dr. Touchon’s current annual base salary for 2020 is $650,000 and his current target annual bonus is 65% of his current base salary.

Under Dr. Touchon’s employment agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. In the event Dr. Touchon’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of continuation of his final monthly base salary for twelve months following termination;
•	Pro rata bonus pay in an amount equal to the prorated amount of his target bonus amount for the year in which the termination of employment occurs;
•

Prior year bonus pay if termination of employment occurs prior to his receipt of an annual bonus payment for the completed calendar year that immediately precedes the calendar year of his termination of employment;

•

Either (a) subject to Dr. Touchon’s timely election for continued coverage under COBRA, reimbursement by us of his COBRA premiums for up to twelve months following his termination of employment or (b) if Dr. Touchon is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Touchon of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to twelve months following his termination of employment; and

•

Vesting and exercisability of the unvested time-based equity awards shall accelerate as if Dr. Touchon had provided an additional twelve months of continued services following his employment termination date.

In addition, in the event Dr. Touchon’s employment is terminated by us without cause (other than as a result of his death or disability) at any time during the change in control period, or he resigns for good reason at any time during the change in control period, he will be entitled to receive the following payments and benefits:

•

Severance pay in an amount equal to his final annual base salary plus his final target bonus amount, multiplied by two, paid in equal installments on the Company’s regular payroll schedule over the period of twenty-four months following his employment termination date;

•

Prior year bonus pay if termination of employment occurs prior to his receipt of an annual bonus payment for the completed calendar year that immediately precedes the calendar year of his termination of employment;

•

Either (a) subject to Dr. Touchon’s timely election for continued coverage under COBRA, reimbursement by us of his COBRA premiums for up to twenty-four months following his termination of employment or (b) if Dr. Touchon is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Touchon of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to twenty-four months following his termination of employment; and

•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

In the event that Dr. Touchon’s employment is terminated by us as a result of his death or disability, he (or his heirs or estate) will be entitled to receive the following payments and benefits:

•	Pro rata bonus pay in an amount equal to the prorated amount of his target bonus amount for the year in which the termination of employment occurs; and
•

Prior year bonus pay if termination of employment occurs prior to his receipt of an annual bonus payment for the completed calendar year that immediately precedes the calendar year of his termination of employment.

In February 2020, the compensation committee approved a grant on March 1, 2020 to Dr. Touchon of 150,000 restricted stock units (RSUs), options to purchase 242,000 shares of stock, and a grant of 100,300 restricted stock units that are subject to vesting in tranches upon the compensation committee’s certification that the Company has achieved certain milestones related to the Company’s clinical programs (“PRSUs”).

Utpal Koppikar

We entered into an executive employment agreement with Utpal Koppikar, our Chief Financial Officer, in May 2018 in connection with his joining our Company in June 2018. The employment agreement provides for an initial annual base salary of $425,000 and a target annual bonus of up to 35% of his then current base salary. This agreement also provided Mr. Koppikar with a signing and retention bonus of $100,000, of which 50% is earned (not subject to repayment) on each of the first and second anniversaries of his start date, which was paid in 2018. Mr. Koppikar’s current annual base salary for 2020 is $457,500 and his current target annual bonus is 40% of his current base salary.

Under Mr. Koppikar’s employment agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. These terms were amended and approved by the Compensation Committee in July 2019.  In the event Mr. Koppikar’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of his final annual base salary for 12 months following termination; and
•

Either (a) subject to Mr. Koppikar’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Mr. Koppikar is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Koppikar of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment.

In addition, in the event Mr. Koppikar’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the period commencing three months before and ending twelve months after a change in control, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to 12 months of his final annual base salary;
•

Either (a) subject to Mr. Koppikar’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Mr. Koppikar is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Koppikar of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment;

•	Lump sum amount equal to 100% of his target annual bonus for the year in which the termination date occurs; and
•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Mr. Koppikar is subject to his execution and the effectiveness of a release of claims against Atara.

Pursuant to Mr. Koppikar’s employment agreement, if any payments or benefits provided to Mr. Koppikar in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In February 2020, the compensation committee approved a grant on March 1, 2020 to Mr. Koppikar of 66,875 RSUs, options to purchase 73,750 shares of stock, and a grant of 17,700 PRSUs.

Joseph Newell

We entered into an executive employment agreement with Joseph Newell in March 2017 in connection with his joining our Company as our EVP and Chief Technical Operations Officer in April 2017. Mr. Newell was promoted to EVP and Chief Operations Officer in March 2020. The employment agreement provides for an initial annual base salary of $345,000 and a target annual bonus of up to 40% of his then current base salary. In addition, Mr. Newell was entitled to a signing and retention bonus of $100,000, of which 50% was earned (not subject to repayment) on each of the first and second anniversaries of his start date, which was paid in 2017; moving expense reimbursement of up to $367,000, of which $173,448 was paid in 2017. Mr. Newell’s base salary was increased to $450,000 in March 2020 in connection with his promotion to EVP and Chief Operations Officer, and his current target annual bonus is 45% of his current base salary.

Under Mr. Newell’s employment agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. These terms were amended and approved by the Compensation Committee in July 2019.  In the event Mr. Newell’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of his final annual base salary for 12 months following termination; and
•

Either (a) subject to Mr. Newell’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Mr. Newell is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Newell of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment.

In addition, in the event Mr. Newell’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the period commencing three months before and ending twelve months after a change in control, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to his final annual base salary for 12 months following termination;
•

Either (a) subject to Mr. Newell’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Mr. Newell is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Newell of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment; and

•	Lump sum amount equal to 100% of his target annual bonus for the year in which the termination date occurs; and
•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Mr. Newell is subject to his execution and the effectiveness of a release of claims against Atara.

Pursuant to Mr. Newell’s employment agreement, if any payments or benefits provided to Mr. Newell in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In February 2020, the compensation committee approved a grant effective as of March 1, 2020 to Mr. Newell of 66,500 RSUs, options to purchase 53,000 shares of stock, and a grant of 29,795 PRSUs. In connection with his promotion to Chief Operations Officer, the compensation committee also approved a grant on March 1, 2020 to Mr. Newell of 8,500 RSUs and options to purchase 17,000 shares of stock.

Isaac E. Ciechanover

We entered into an amended and restated executive employment agreement with Isaac E. Ciechanover, our former President and Chief Executive Officer, in October 2015 (the “Ciechanover Employment Agreement”). The employment agreement provided for an initial annual base salary of $525,000, an additional monthly payment of $4,800 and a target annual bonus of up to 55% of his then current base salary. Dr. Ciechanover’s annual base salary for 2019 was $661,300 and his target annual bonus for 2019 was 65% of his current base salary. He did not receive an equity grant in 2019 because of his announced departure.

On January 2, 2019, Dr. Ciechanover notified the Board of his decision to step down as our President and Chief Executive Officer, effective as of the earlier of June 30, 2019 or the date of his successor’s appointment (the “Separation Date”). In connection with this decision, we entered into a transition and separation agreement with Dr. Ciechanover (the “Ciechanover Transition Agreement”). The terms of the Ciechanover Employment Agreement remained in effect, except as modified by the Ciechanover Transition Agreement, through the effective date of Dr. Ciechanover’s stepping down as Chief Executive Officer on May 23, 2019.

Pursuant to the Ciechanover Transition Agreement, Dr. Ciechanover received the following compensation and benefits, subject to the Company’s receipt of an effective release and waiver of claims from Dr. Ciechanover: (i) a cash payment equal to 12 months of his monthly base salary in effect as of the Separation Date, (ii) a cash payment equal to the premiums for insurance coverage under COBRA for a period of 12 months following the Separation Date, (iii) a pro-rated portion of his 2019 target cash bonus amount based on the number of days he was employed during 2019, (iv) acceleration of vesting of his outstanding equity awards as if he had provided continuous service through and including December 31, 2019, and (v) acceleration of vesting of certain restricted stock unit awards that had an annual vesting date in February 2020 as if such awards were instead on a monthly vesting schedule from their grant of date through December 31, 2019.

Dietmar Berger

We entered into an executive employment agreement with Dietmar Berger, our former Global Head of Research & Development, in May 2018 in connection with his joining our Company in May 2018. The employment agreement provided for an initial annual base salary of $490,000 and a target annual bonus of up to 45% of his then current base salary. This agreement also provided Dr. Berger with a signing and retention bonus of $275,000, of which 50% was earned (not subject to repayment) on each of the first and second anniversaries of his start date, which was paid in 2018 and an additional signing and retention bonus of $150,000, of which 50% was to be earned (not subject to repayment) on each of the second and third anniversaries of his start date.

In February 2019, the compensation committee approved a grant to Dr. Berger of 25,000 RSUs and options to purchase 50,000 shares of stock. In addition, in March 2019, the compensation committee approved a one-time retention grant to Dr. Berger of 15,000 RSUs.

On May 23, 2019, Dr. Berger notified us he was leaving the Company, effective as of May 31, 2019.  Dr. Berger did not receive any payments upon termination of his employment, however, Dr. Berger was not required to return to the Company the 50% of retention bonus that was not earned as of his resignation date.

Mina Kim

We entered into an executive employment agreement with Mina Kim, our former SVP, Corporate Strategy and General Counsel, in March 2018 in connection with her joining our Company in April 2018. The employment agreement provides for an initial annual base salary of $375,000 and a target annual bonus of up to 35% of her then current base salary. Ms. Kim’s base salary for 2019 was $419,000 and her target annual bonus for 2019 was 40% of her 2019 base salary.

In February 2019, the compensation committee approved a grant to Ms. Kim of 17,063 RSUs and options to purchase 34,125 shares of stock. In addition, in March 2019, the compensation committee approved a one-time retention grant to Ms. Kim of 10,000 RSUs.

On October 21, 2019, Ms. Kim notified us she was leaving the Company, effective as of November 1, 2019.  In connection with Ms. Kim’s resignation, we entered into a separation and consulting agreement with Ms. Kim (the “Kim Agreement”), pursuant to which Ms. Kim performed consulting services to the Company effective November 1, 2019 through April 10, 2020. Pursuant to the terms of the Kim Agreement, among other things, Ms. Kim provided a general release and waiver of claims, and was entitled to (i) compensation of $10,000 per month from the period from November 1, 2019 to December 31, 2019, (ii) compensation of $5,000 per month from the period from January 1, 2020 to February 29, 2020, (iii) continued vesting of her outstanding equity awards during the term of the Kim Agreement, and (iv) reimbursement for certain expenses relating to her activities as a consultant to the Company.

Potential Payments Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the tables below. The separation arrangements with Dr. Ciechanover, Dr. Berger and Ms. Kim in connection with each of their separations in 2019 are not included in the table below as such separations occurred prior to the end of 2019, but are discussed under the caption “Employment Contracts and Change in Control Arrangements.” Payments made in connection with each of their separations are included in the table under the caption “Summary Compensation Table”. The value of the option and RSU vesting accelerations was calculated for each of the tables below on the assumption that the change in control and executive’s employment termination occurred on December 31, 2019. The closing price of our common stock on December 31, 2019 was $16.47, which was used as the value of our common stock in the change in control. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2019 by the difference between the closing price of our common stock as of December 31, 2019 and the exercise price. No value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock on December 31, 2019. The value of RSUs was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 31, 2019 by the closing price of our common stock on December 31, 2019.

Name	Termination by Company without Cause or resignation for Good Reason not in Change in Control period ($) (1)	Termination by Company without Cause or resignation for Good Reason during a Change in Control period ($)	Termination by Company on Death or Disability ($)	Termination by Company for Cause or resignation without Good Reason ($)
Pascal Touchon, D.V.M.
Base salary continuation	615,000	1,230,000	---	---
Bonus continuation	---	799,500	---	---
Lump sum bonus payment	399,750	---	399,750	---
COBRA premiums	8,568	17,136	---	---
Accelerated vesting of equity awards	917,363	2,307,019	---	---

Utpal Koppikar
Base salary continuation	439,875	439,875	---	---
Lump sum bonus payment	---	175,950	---	---
COBRA premiums	24,282	24,282	---	---
Accelerated vesting of equity awards	---	1,001,590	---	---
Joseph Newell
Base salary continuation	390,000	390,000	---	---
Lump sum bonus payment	---	175,500	---	---
COBRA premiums	27,025	27,025	---	---
Accelerated vesting of equity awards	---	905,850	---	---

(1)	The change in control period shall mean the time period commencing three months before the effective date of a change in control and ending 12 months after said effective date.

Non-Employee Director Compensation

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Roy Baynes, M.D., Ph.D.	44,882	81,000	167,742	293,624
Eric L. Dobmeier	78,750	81,000	167,742	327,492
Matthew K. Fust	68,750	81,000	167,742	317,492
Carol Gallagher, Pharm.D.	83,750	81,000	167,742	332,492
William K. Heiden	53,750	81,000	167,742	302,492
Beth Seidenberg, M.D.	53,750	81,000	167,742	302,492
Joel M. Marcus(3)	11,875	---	---	11,875

(1)	The amounts in this column reflect the aggregate fair value of RSUs awarded during the year, computed at the measurement date in accordance with FASB ASC Topic 718.
(2)

Amounts reported as the dollar value of stock option awards do not reflect compensation actually received by the named directors. Instead, the amount reported is the grant date fair value calculated under FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2019.

(3)	Mr. Marcus left our Board in March 2019.

Our Board adopted a non-employee director compensation policy, pursuant to which we compensate our non-employee directors with a combination of cash and equity. The annual cash compensation contained in this policy, set forth below, is payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. The Compensation Committee reviews pay levels for non-employee directors regularly with assistance from Radford, who prepares a comprehensive assessment of Atara’s non-employee director compensation program. That assessment includes benchmarking of director compensation against the same peer group used for executive compensation purposes and an update on recent trends in director compensation. Following that review, the Board, consistent with the recommendation of the Compensation Committee did not make any changes to the non-employee director compensation policy for 2019.  In April 2020, the Board approved an amendment to our non-employee director compensation policy to increase the annual cash compensation for the chair of the Board from $75,000 to $85,000.  Our director compensation is set forth below:

•	Annual Board Service Retainer:

All Directors other than Lead Director or Chair of the Board: $45,000

Lead Director: $75,000

Chair of the Board: $85,000

•	Annual Committee Service Retainer (Chair):

Chair of the Audit Committee: $20,000

Chair of the Compensation Committee: $15,000

Chair of the Nominating and Corporate Governance Committee: $10,000

•	Annual Committee Service Retainer (Non-Chair):

Audit Committee: $10,000

Compensation Committee: $7,500

Nominating and Corporate Governance Committee: $5,000

We have reimbursed, and under this policy will continue to reimburse, our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.

The non-employee director compensation policy also provides for equity compensation to each non-employee director as follows:

•

Initial Grant: At the time they join our Board, each new non-employee director will receive an initial stock option grant with a grant date fair value of $400,000, rounded to the nearest 500 shares, vesting annually over three years.

•	Annual Grant:
o

Each non-employee director will receive an annual grant of equity awards in the form of a 67% stock option and 33% RSUs at a 2:1 stock-option-to-RSU ratio calculated on the basis of such equity award together having an aggregate grant date fair value of $250,000, rounded to the nearest 500 shares, vesting in full on the date of the next annual meeting of stockholders, subject to continued service.

All options granted to our non-employee directors under the policy will vest in full upon the completion of a change in control. Grant date option value is determined using the same method we use to calculate the grant date fair value of stock options in our financial statements.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Stockholders(2)	7,986,953	$28.26	4,951,153
Equity Compensation Plans Not Approved by Stockholders(3)	858,073	28.18	465,353
Total	8,845,026	$28.25	5,416,506

(1)	Excludes outstanding securities included in the column labeled ‘Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs.
(2)	Includes securities issuable under our 2014 EIP and our 2014 Employee Stock Purchase Plan.
(3)

Includes securities issuable pursuant to Nasdaq Listing Rule 5635(c)(4) and pursuant to our 2018 Inducement Plan.  The 2018 Inducement Plan provides for the grant of equity awards to individuals who were not previously Atara employees or directors, other than following a bona fide period of non-employment. All equity awards under the 2018 Inducement Plan are intended to meet the standards of Nasdaq Listing Rule 5635(c)(4). The terms and conditions of the 2018 Inducement Plan and the equity awards to be granted thereunder are substantially similar to the 2014 EIP.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Policies and Procedures for Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is an executive partner or principal or which such person has a 5% or greater beneficial ownership interest (each a “Related Person”), are not permitted to enter into a Related Person transaction with us without the prior consent of the Audit Committee. Any request for us to enter into a transaction with a Related Person, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Related-Person Transactions

The following is a summary of transactions since January 1, 2019 to which we were a party and in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Non-Employee Director Compensation.”

Indemnification Agreements

We have entered into indemnity agreements with our directors and officers that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for all reasonable expenses and liabilities incurred with any action or proceeding brought against them by reason of the fact that they are serving in such capacity, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Merck Relationship

In April 2017, we entered into an agreement with Merck Sharp & Dohme (known as MSD outside of the U.S. and Canada) to provide drug supply for a study to be sponsored and conducted by us to evaluate our tab-cel® product candidate in combination with Merck’s anti-PD-1 (programmed death receptor-1) therapy, KEYTRUDA® (pembrolizumab), in patients with platinum-resistant or recurrent Epstein-Barr virus-associated nasopharyngeal carcinoma. This Phase 1/2 study will evaluate the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of the combination and was initiated in the fourth quarter of 2018. Dr. Baynes, who joined our Board in September 2018, is Senior Vice President Global Clinical Development and Chief Medical Officer at Merck Research Laboratories, which is an affiliate of Merck Sharp & Dohme.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Atara stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Atara. Direct your written request to Atara Biotherapeutics, Inc., Investor Relations, 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080 or contact Investor Relations at 650-278-8930. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Pascal Touchon

Pascal Touchon

President and Chief Executive Officer

April 22, 2020

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Secretary, Atara Biotherapeutics, Inc., 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080.

ATARA BIOTHERAPEUTICS, INC.  611 GATEWAY BLVD., SUITE 900  SOUTH SAN FRANCISCO, CA 94080  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 15, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2020. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.   D13545-P38755 KEEP THIS PORTION FOR YOUR RECORDS  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY  ATARA BIOTHERAPEUTICS, INC.  Withhold for all withhold all for all except The Board of Directors recommends you vote FOR the following: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees:1)  Pascal Touchon 2) Carol Gallagher The Board of Directors recommends you vote FOR the following proposal: 2. To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Proxy Statement. For Against Abstain The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 3. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. NOTE: Such other matters that may properly come before the meeting or any adjournment or postponement thereof will be voted on by the proxy holders in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Signature (Joint Owners) Date Date    Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.      The stockholders hereby appoint Pascal Touchon and Utpal Koppikar, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ATARA BIOTHERAPEUTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 16, 2020, at 611 Gateway Boulevard, Suite 900, South San Francisco, CA 94080, and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.  Continued and to be signed on reverse side      D13546-P38755